UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8
Registration Statement, No. 333-135777

Post-Effective Amendment No. 1 to Form S-8
Registration Statement, No. 333-224026

UNDER THE SECURITIES ACT OF 1933

HOUSTON WIRE & CABLE COMPANY

(Exact name of registrant as specified in its charter)

Delaware	36-4151663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10201 North Loop East, Houston, TX	77029
(Address of Principal Executive Offices)	(Zip Code)

HOUSTON WIRE & CABLE COMPANY 2000 STOCK PLAN

HOUSTON WIRE & CABLE COMPANY 2006 STOCK PLAN

HOUSTON WIRE & CABLE COMPANY 2017 STOCK PLAN

HOUSTON WIRE & CABLE COMPANY NONEMPLOYEE DIRECTORS’
DEFERRED COMPENSATION PLAN

(Full title of the plans)

Martin H. Truong

Assistant Secretary

10201 North Loop East

Houston, TX 77029

(713) 609-2100

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Robert J. Minkus
Schiff Hardin LLP
233 South Wacker Drive, Suite 7100
Chicago, Illinois 60606
(312) 258-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is being filed by Houston Wire & Cable Company (the “Registrant”), to deregister all shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

●	Registration Statement on Form S-8 (File No. 333-135777), filed on July 14, 2006, relating to the Houston Wire & Cable Company 2000 Stock Plan and the Houston Wire & Cable Company 2006 Stock Plan.

●	Registration Statement on Form S-8 (File No. 333-224026), filed on March 29, 2018, relating to the Houston Wire & Cable Company 2017 Stock Plan and the Houston Wire & Cable Company Nonemployee Directors’ Deferred Compensation Plan.

Pursuant to that certain Agreement and Plan of Merger, by and among the Registrant, OmniCable LLC, a Delaware (formerly Pennsylvania) limited liability company (“OmniCable”), and OCDFH Acquisition Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of OmniCable, on June 15, 2021 Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of OmniCable.

As a result of the Merger and transactions related thereto, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements, and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 15, 2021.

HOUSTON WIRE & CABLE COMPANY

By:	/s/ Martin H. Truong
Name:	Martin H. Truong
Title:	Assistant Secretary